SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                           FORM 10-KSB

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
EXCHANGE
     ACT OF 1934
     For the fiscal year ended December 31, 1996

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
     For the transition period from _________ to ____________

     Commission File No.  33-55254-03

                          DYNAMIC ASSOCIATES, INC.
                          ------------------------
              (Name of Small Business Issuer in its charter)

NEVADA                                               87-0473323
------                                               ----------
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                       Identification Number)

7373 NORTH SCOTTSDALE ROAD, SUITE B150
SCOTTSDALE, ARIZONA                               85253
--------------------------------------            ---------
(Address of principal executive offices)          (Zip Code)

Issuer's telephone number, including area code:   (602) 483-8700
                                                  --------------

Securities registered pursuant to Section 12(b) of the Act:      NONE

Securities registered pursuant to Section 12 (g) of the Act:     NONE

Indicate by check mark whether the registrant (l) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. [X] Yes [   ] No

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (S.229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

Issuer's revenues for its most recent fiscal year $4,517,598.

As of March 13, 1997, the aggregate market value of the voting stock held by non-affiliates of the registrant was $24,578,953.

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of the latest practicable date.

Class                                         Outstanding as of December 31,1996
$.001 PAR VALUE CLASS A COMMON STOCK         12,158,900  SHARES

Transitional Small Business Disclosure Format:    Yes[ ]    No[ X ]

                                       PART I

ITEM 1.   DESCRIPTION OF BUSINESS

OVERVIEW

     Dynamic Associates, Inc., a Nevada corporation (the "Company" or "Dynamic") was incorporated on July 20, 1989 for the purpose of developing venture businesses and was a development stage company through 1995. Through acquisitions Dynamic has become a holding company for a variety of businesses. The Company is now engaged in (i) the development and acquisition of microwave technologies for medical purposes through Microwave Medical Corp. ("Micro"),
(ii) managing the operation of geriatric/psychiatric units for various hospitals through Genesis Health Management Corporation ("Genesis") and (iii) the manufacturing of highly technologically advanced components and subsystems for the communications and aerospace industries through P&H Laboratories, Inc. ("P&H").

     The Company's executive offices are presently located at 7373 North Scottsdale Road, Suite B150, Scottsdale, Arizona 82553. Its telephone number at this location is (602) 483-8700 and the telefax number is (602) 443-1235.

MICROWAVE MEDICAL CORP.

     Micro, a wholly-owned subsidiary of the Company, was established to exploit medical applications for microwaves. Micro has entered into a ten year licensing agreement with Microthermia Technology, Inc. ("MTI"), pursuant to which the Company has the exclusive use of MTI's microwave technology for the treatment of telangiectasia or spider veins. The Company has prepaid the licensing fee for the initial two year term of the licensing agreement which expires on January 16, 1998. The license agreement is renewable for eight additional years at no additional cost to the Company. Under the terms of the licensing agreement, the Company, in addition to the licensing fee, will pay a royalty fee equal to two percent of the net sales of products and services utilizing MTI's microwave technology.

     Currently, surgery, sclerotherapy (injection) and laser or pulsed light treatments are the primary therapies for telangiectasia and are provided through dermatologists, plastic surgeons or vascular surgeons. To date the U.S. Federal Drug Administration ("FDA") has not approved MTI's microwave technology for the treatment of telangiectasia. Micro intends to complete animal tests, obtain an investigative device exemption and start clinical trials, leading to a submission of data to the FDA, and an application for approval of the microwave technology treatment with the FDA in 1997. Micro is also currently developing its own treatment technology for telangiectasia outside of the license agreement with MTI.

     In addition, Micro is currently researching and developing microwave technologies for the treatment of certain human vascular problems. The Company plans to commence development of a treatment for benign prostate hyperplasia, the non-cancerous enlargement of the prostate gland ("BPH").

     BPH is an enlargement of the prostate gland leading to various difficulties. Surgical alternatives, mechanical devices and certain pharmaceutical treatments are the competitive treatments. Micro plans to use microwaves, together with a specialized delivery system to shrink the prostate gland. Micro will be undertaking the necessary steps for the application of patents and FDA approval as we lead into product readiness only. One other company in Massachusetts has obtained FDA approval for use of its machine applying microwave technology to the treatment of BPH. Micro does not have a patent on this technology.

P&H LABORATORIES

     On April 23, 1996, the Company acquired 50% of the outstanding common stock of P&H, a California corporation, for $1,000,000, together with an exclusive two year option expiring on April 23, 1998 to acquire the remaining 50% of P&H for an additional $1,000,000. P&H is a modern microwave component designer and manufacturer. Devices produced at P&H are currently being used on most NASA and military satellites, as well as communications satellites throughout the world.

     P&H also provides special engineering services to customers with specific needs. P&H will be able to provide the Company with this capability to produce and develop manufacturing processes for its medical systems. P&H has experience with the engineering and manufacturing of microwave components, super components and subsystems and also supports major programs and operating platforms. P&H manufacturing operations include thin film processing, top assembly, production testing and tuning and subsystems integration, wire bonding environmental test and packaging.

     P&H has been engaged since its inception in Mil-Standard and Hi-Reliability Aerospace programs for various types of devices. The products of P&H are highly technical and sold to various government and industrial users. The products and the development expertise of P&H will enable Dynamic to reduce its research and development costs for all new products and to provide state of the art engineering for microwave systems.

      The executive offices of P&H are located at 4496 Runway Street, Simi Valley, California and include manufacturing and engineering space of approximately 18,000 square feet. P&H has approximately 60 employees.

GENESIS HEALTH MANAGEMENT CORPORATION

     In December 1996, the Company purchased 100% of the outstanding common stock of Genesis for $25,373,000. Of the purchase price, $15,050,000 was paid in cash or notes and accounts payable and $10,323,000 was paid by issuing 3,100,000 shares of the Common Stock of the Company at a value of $3.33 per share. The notes issued in connection with the acquisition of Genesis were paid in full on March 3, 1997. Genesis is in the business of managing and operating psychiatric/geriatric units in various hospitals (both in-patient and out-patient).

     Genesis, a Louisiana corporation, provides elderly healthcare and gero-psychology services to small healthcare facilities unable to provide these service in house. Gero-psych, while a relatively new field, has historically neglected access to treatment for a large number of elderly people in serious need of this treatment. Gero-psych treatment, as administered today, is primarily geared to low-functioning patients requiring only medication management and patients without medical complications. Elder people, however, frequently have medical and psychiatric problems, including severe depression, due to the natural aging process, traumatic losses, strokes and various other causes. Psychiatric problems are being treated on gero-psych units and medical problems are being treated on acute care units, many times exceeding authorized lengths of stay, and have become a burden for the hospital's financial resources.

     In order to resolve these problems, Genesis has developed a program which it has operated in various hospitals. Aggressive management has treated the psychiatric diagnosis and at the same time treated the secondary medical problems, allowing for higher medical acuity. This approach has proven beneficial in many respects. In addition to treating the primary diagnosis, the Genesis Senior Care Program assists the host hospital in lowering lengths of stays on the acute care side of the hospital. Furthermore, the acute care physician is able to resolve many medical problems, as opposed to just stabilizing them. This method of treatment results in an overall reduction in the frequency of a patient's returns to the hospital and increases the patient's quality of life.

     Genesis' Senior Care Program provides comprehensive care for elderly patients experiencing acute psychiatric disorders, cognitive impairment and age-related psychological difficulties while concurrently encouraging resolution of medical problems contributing to or inhibiting the resolution of acute care emotional or psychiatric problems. This program targets higher-functioning patients with acute emotional problems, allowing the therapeutic milieu to be effective, as opposed to focusing on lower-functioning patients (who only require medication management). This method achieves maximum therapeutic results after 10-18 days of treatment. Senior care units are allowed to treat patients with higher medical acuity than regular geriatric-psychiatric programs, thus producing higher ancillary costs while providing a higher standard of care for the patients.

     The Genesis treatment program conforms to the guidelines of the JCAHO Accreditation Manual for Hospitals and Medicare Standards. The program is reimbursed at cost by Medicare when established as a distinct part unit of a hospital which qualifies for an exemption from the Medicare Prospective Payment System ("PPS"). The PPS exemption provides for a cost plus reimbursement system for the unit, which allows the hospital to receive full reimbursement of the direct operating expenses, plus an allocation to the unit of a substantial portion of the hospital's overall overhead and capital costs.

            Financial Information Relating to Industry
            Segments and Class of Products or Services

                                   1996             1995            1994
                                   ------------     -----------     -----------
Sales to unaffiliated customers:
     Microwave Medical Corp.       $  0             $  0            $  0
     P&H Laboratories                 3,395,098        3,723,013       3,448,251
     Genesis Health Management
       Corporation*                   1,122,500        3,382,188       65,000

     Intersegment sales or transfers  0                0               0

Operating profit or (loss):

     Microwave                        (604,856)        (87,184)        0
     P&H                              171,969          507,591         92,799
     Genesis*                         440,487          241,470         (62,681)

Identifiable assets:
     Microwave                        79,322           0               0
     P&H                              1,415,795        1,570,335       1,641,754
     Genesis                          1,451,361        837,321         109,220

*    Includes December 1996 only.


ITEM 2.   DESCRIPTION OF PROPERTY

Dynamic Associates, Inc.

     The Company is headquartered in leased office premises at 7373 North Scottsdale Road, Suite B150, Scottsdale, Arizona 85253. The Company is provided with approximately 1100 square feet of office space at a cost of $600 per month on a month-to-month basis. See "Certain Relationships and Related Transactions."

Microwave Medical Corp.

     Micro utilizes the facilities of P&H for its research and development program and currently has 600 square feet set aside for its sole use.

Genesis Health Management Corporation

     Genesis is headquartered in leased office premises at 1613 Jimmie Davis Highway, Suite No. 1, Bossier City, Louisiana 71112. The office is approximately 3,000 square feet and is leased for a period of two years, expiring September 30, 1998, at an annual rental of $ 33600.

ITEM 3.   LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     On October 28, 1996, an annual shareholders meeting was held. The following Directors were elected: Jan Wallace, Herb Capozzi, and Logan Anderson. The three individuals were also Directors before the election. Each Director received votes as follows:

                     Jan Wallace       Herb Capozzi        Logan Anderson
                     -----------       ------------        --------------
Votes For:           2,470,000         2,470,000           2,470,000

     None of the Directors received votes against or withheld, neither were there any abstention votes or Broker non votes.

     The following items were approved with 2,470,000 votes For, 0 against or withheld, 0 abstentions and 0 broker non votes:

     1. To increase the size of the Board of Directors from no less than three or more than seven members.
     2. To increase the number of authorized shares from 25,000,000 shares to 100,000,000 shares.
     3. To change the requirement that the annual meeting be held on a specific day each year.
     4. To approve the acts and actions of the Board to the date of the meeting and to ratify and adopt the acts of the Corporation.
     5. To remove the designated Class "A" voting common stock, and to classify all shares of the Company as "Common Shares".

                            PART II

ITEM 5.   MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS

     The Common Stock has traded on the Electronic Bulletin Board (Nasdaq) since April 11, 1996 under the symbol "DYAS". The Common Stock also trades on the Frankfurt and Berlin Exchanges in Germany (trading symbol "DYA"). The following table sets forth, for the periods indicated, the highest and lowest bid quotations for the Common Stock, as reported by Nasdaq. The prices reported reflect inter-dealer prices, without retial mark-up, mark-down or commission, and may not reflect actual transactions.


                                High              Low
                                ---------         ----------
1996  First Quarter             $   0.00          $   0.00
      Second Quarter                4.25              2.00
      Third Quarter                 3.75              2.00
      Fourth Quarter                4.25              2.87


     On December 31, 1996, the last reported sale price of the Common Stock on Nasdaq was

$3.50.

     As of December 31, 1996 there were approximately 419 record holders of the Company's Common Stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in "street name."

     Since the commencement of trading on the Electronic Bulletin Board, the average monthly volume of trading of the Company's Common Stock has been approximately 430,000 shares. The volume of trading on the Electronic Bulletin Board traditionally has been limited and there can be no assurance that the Electronic Bulletin Board will provide an effective market for a shareholder to sell his or her Common Stock of the Company.

     The Company has not previously declared or paid any dividends on its common stock and does not anticipate declaring any dividends in the foreseeable future.

ITEM 6.   MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

     This Management's Discussion and Analysis or Plan of Operation contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, competition, technological advances and the availability of managerial personnel.

Overview

General

     The Company is engaged in (i) the development and acquisition of microwave technologies for medical purposes through Micro, (ii) managing the operation of geriatric/psychiatric units for various hospitals through Genesis and (iii) the manufacturing of highly technologically advanced components and subsystems for the communications and aerospace industries through P&H.

      In December 1996, the Company purchased 100% of the outstanding common stock of Genesis for $25,373,000. Of the purchase price, $15,050,000 was paid in cash or notes and accounts payable and $10,323,000 was paid by issuing 3,100,000 shares of the Common Stock of the Company at a value of $3.33 per share. The notes issued in connection with the acquisition were paid in full on March 3, 1997. Genesis is in the business of managing and operating psychiatric/ geriatric units in various hospitals (both in-patient and out-patient). At December 31, 1996, Genesis had 19 operating units. The gross revenue from the date of the acquisition to the year ended December 31, 1996 was $1,122,500. The operating expenses accounted for 61% of revenues totaling $682,013. Genesis has contracts with hospitals in the states of Louisiana, Arkansas, Mississippi and Tennessee. The contracts range from three to five years. In January 1997, another contract was added to increase monthly billings to $1,151,000. Nine of the contracts began in 1996, nine began in 1995 and one began in 1994.

     The acquisition of Genesis was funded, in part, by the sale of convertible notes of the Company. The Company issued 784 convertible notes in reliance on Regulation S to non-U.S. persons. Each note is for $18,500 principal amount, bears interest at 10% per annum and is convertible into Common Stock of the Company at $3.50 per share. The notes mature September 16, 2006. The notes may be redeemed by the Company at any time after September 15, 1997 with payment to the holder of the principal amount, accrued interest and a premium (10% reduced to 0% by the year 2005). The proceeds were used to acquire Genesis and also provide the Company with additional working capital.

     The licensing agreement between Micro and MTI is renewable by the Company and will provide the Company access to medical treatments using the microwave technology without incurring the cost of acquiring the underlying company. As the treatments are approved by the FDA, it is expected that Micro will contribute to the revenues to the Company.

Results of Operations

     This discussion covers the years 1995 and 1996, the years in which the Company had operations and was doing business. Prior to that time the Company was a development stage company and was not engaged in any substantial business.

     The pro forma information assumes that Genesis was part of the Company for all of 1995 and 1996 and that P&H was part of the Company for all of 1995.

     Net Sales and Management Fees. Actual: Sales and management fees increased from $0 in 1995 to $4,517,598 with the acquisition of P&H and Genesis. Pro
Forma: Sales and management fees increased from $7,555,201 in 1995 to $13,073,458 in 1996, mainly due to the new contracts obtained by Genesis.

     Gross Profit. Actual: Gross profit increased from $0 in 1995 to $2,020,601 in 1996. The increase resulted from the gross profit provided by Genesis and P&H. Pro Forma: Gross profit increased from $5,185,033 in 1995 to $10,576,461 in 1996, due to the profitability of Genesis and P&H.

     Cost of Sales. Actual: Cost of sales increased from $0 in 1995 to $2,496,997 in 1996 and related to P&H. Pro Forma: Cost of sales increased from $2,370,168 in 1995 to $2,496,997 in 1996. The 5% increase relates to higher costs of P&H.

     Selling and General and Administrative Expense. Actual: These expenses increased from $562,273 in 1995 to $2,785,635 in 1996. The major reason for the increase relates to Genesis and P&H and higher management fees incurred by the Company. Pro Forma: These expenses increased from $4,950,820 in 1995 to $8,884,355 in 1996, mainly due to Genesis and P&H.

     Net Interest Income/Expense. Actual: The Company had net interest expense of $171,500 for 1996 compared with net interest income of $2,786 in 1995. The substantial increase in interest expense relates mainly to the interest expense associated with the convertible notes. Pro Forma: Net interest expense for 1996 was $186,635 compared with net interest expense of $13,089 in 1995. The increase relates mainly to interest expense related to the convertible notes.

     Net Loss. Actual: Net loss increased from $619,467 in 1995 to $956,821 in 1996. The increase was due to the large amount of research and development incurred by Micro ($605,599) and large amounts of general and administrative expenses incurred by the Company. The main items of expense incurred by the Company were management fees of approximately $428,000, legal fees of approximately $233,000, amortization of goodwill of approximately $202,000 and travel expense of approximately $225,000 relating to looking for potential investors for the Company and purchasers of the convertible notes. Pro Forma:
Net income increased from a loss of $300,474 in 1995 to income of $1,487,484 in 1996. Approximately $685,000 of the increase results from expected tax benefits in the future and the balance of the increase is due to the increased profitability of Genesis and P&H.

     Liquidity and Capital Resources. Actual: Working capital was $2,266,990 at December 31, 1996 compared to $688,363 at December 31, 1995. The increase arises from the profitability of Genesis and P&H and the sale of the convertible notes. Pro Forma: Working capital at December 31, 1996 was $2,266,990 compared to $2,711,339 for 1995. The 1995 figures do not include the Genesis pro forma transaction which distorts working capital by adding $3,050,000 to current liabilities without reflecting cash from convertible notes that would have resulted if the transaction had taken place in 1995 rather than in 1996.

     The Company's growth in the future is expected to be financed by working capital provided by equity and debt offerings and excess cash generated by Genesis. Genesis expects to be able to meet cash requirements from operations. Micro will need assistance from the Company to fund operations. P&H expects to meet cash requirements from operations. Several California banks have expressed interest in providing lines of credit to P&H.

     During the year the Company completed a Regulation S stock offering to Non-US Residents of 1,822,400 shares of Common Stock at $1.75 per share, 12,500 shares of Common Stock at $2.00 per share and sold 184,000 shares to employees and consultants at $1.00 per share pursuant to the Company's 1995 Incentive Stock Option Plan.

ITEM 7.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     See Item 13.

ITEM 8.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND
         FINANCIAL DISCLOSURE.

     Not applicable.

                             PART III

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL
PERSONS,
         COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

     The following table shows the positions held by the Company's officers and directors. Directors serve until the next annual meeting of the Company's stockholders, and until their successors have been elected and have qualified.

Name                       Age              Position
----------------------     ---------        -------------------
Jan Wallace                41               President, Director
Logan Anderson             42               Secretary-Treasurer, Director
Florian Homm               37               Director
Herb Capozzi               71               Director
Billy Means, Jr.           42               Director

Jan Wallace (age 41) is a Director, President and Chief Executive Officer of the Company. Ms. Wallace has been employed by the Company since April 1995, when she was elected to the Board of Directors and accepted the position of Chief Executive Officer. Ms. Wallace was previously Vice President of Active Systems, Inc., a Canadian Company specializing in SGML Software, an ISO standard in Ottawa, Ontario. Prior to that she was President and owner of Mailhouse Plus, Ltd., an office equipment distribution company which was sold to Ascom Corporation. She has also been in management with Pitney Bowes-Canada and Bell Canada where she received its highest award in Sales and Marketing. Ms. Wallace was educated at Queens University in Kingston, Ontario and
Carleton University, Ottawa, Ontario in Political Science with a minor in Economics. Ms. Wallace is also an officer and director of Claire Technologies, Inc.

Logan Anderson (age 42) is Secretary-Treasurer of the Company. Mr. Anderson has been Secretary-Treasurer of the Company since April 1995. Since 1993 Mr. Anderson has been principal and president of Amteck Financial Services Corp., a financial consulting company in Vancouver, B.C. During 1992 and 1993 Mr. Anderson was an officer and director of Centrepoint Equities Inc., in Vancouver, B.C. From 1982 to 1992 Mr. Anderson was Controller of Cohart Management Group, which was responsible for management of private and public corporations. Mr. Anderson received his Bachelors of Commerce degree in Accounting and Economics from Otago University, New Zealand in 1977. Mr. Anderson is an Associated Chartered Accountant (New Zealand). Mr. Anderson is also an officer, and was a director (from April, 1996 to March, 1997) of Claire Technologies, Inc.

William H. Means, Jr. (age 42) is President of Genesis. Mr. Means received his B.S. in Business Administration from Louisiana Tech University in 1976 and his M.B.A. in Personnel Management from Louisiana Tech in 1978. From 1978 to 1980, Mr. Means worked as an Assistant Credit Manager, Salary Administrator and Commercial Loan Review Analyst at Commercial National Bank in Shreveport, Louisiana. From 1980 through 1984 he was the Vice President of Commercial Loan Administration at Bossier Bank and Trust in Bossier City, Louisiana . From 1984 through 1986 he was a Senior Vice President at National Bank of Bossier and from 1986 through 1989 he was a co-owner and Account Executive at United Advertising Network and from 1989 through 1991 he was an Office and Site supervisor at McNeely Construction Company. Mr. Means owned and operated
Space Center Painting and Construction Company, Space Center Mini Storage and Terrace Acres Apartments from 1991 through 1994, when he joined Genesis as an Executive Vice President and later became President of Genesis.

Florian Homm (age 37) has been in the investment management and banking businesses for over fifteen years, much of it in senior management positions with firms such as Merrill Lynch, Fidelity Management and Research, Bank Julius Baer and Tweedy, Browne in London, New York, Boston and Frankfurt. Mr. Homm is Managing Partner of Value Management and Research GmbH in Germany, a firm specializing in investment management and corporate financial services. VMR includes amongst its fund management clients highly regarded institutional investors as well as European blue chip companies and fast growing corporations in North America and Europe. Mr. Homm is an honors graduate in Economics from Harvard College. He received his Master of Business Administration degree from Harvard Business School. Mr. Homm is a Board Member of the European Association of Securities Dealers (EASD), on the board of a number of European public companies, has received several investment awards and has published extensively on a wide range of financial topics.

Herb Capozzi (age 71) is a Director of the Company. Mr. Capozzi is currently a Director and the Co-founder of PLC Systems, Inc., a cardiac revascularization company developing medical systems and technology which trades on the American Stock Exchange. He was President and Director of International Potter Distillers, and a Director and Co-founder of the Keg Restaurant chain in Canada. Mr. Capozzi was a partner in bringing McDonald's restaurants to Canada. From 1981 to 1986, Mr. Capozzi was one of three original Directors of EXPO '86, the 1986 World's Fair in Vancouver, Canada. Mr. Capozzi was an elected member of Legislative Assembly, Province of British Columbia, for two terms and Chairman of the Insurance Committee and the Procedure Committee. He also had a football career with the New York Giants (NFL), the Calgary Stampeders (CFL), and the Montreal Alouttes (CFL), and the B.C. Lions as General Manager for 10 years.
Mr. Capozzi was a principal owner of the soccer organization, the Vancouver White Caps. Mr. Capozzi received his Bachelor's Degree of Arts for Chemistry and a Bachelor's Degree of Commerce from the University of British Columbia.
He also received a Bachelor's Degree of Education from the University of Italy.

ITEM 10.  EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to the chief executive officer ("CEO") of the Company (Ms. Jan Wallace, the President and Chief Executive Officer of the Company) and the one other executive officer of the Company other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1996.

                    SUMMARY COMPENSATION TABLE

                              Annual           Long-Term          All Other
                              Compensation     Compensation       Compensation
                                               Award              ($)
                              ------------     ------------       ------------
                              Year        Salary($)     Options
                              -----       ---------     -------
Jan Wallace                   1996        120,000       150,000   ----
  President and Chief         1995        25,000        -------   400(1)
  Executive Officer           1994        ------        -------   -----

Logan Anderson                1996        120,000       405,000   -----
  Secretary, Treasurer        1995        4,000         -------   400(2)
                              1994        -------       -------   ------

-------------------------
(1) For services rendered to the Company, Ms. Wallace received 400,000 shares of Common Stock valued at $.001 per share.

(2) For services rendered to the Company, Mr. Anderson received 400,000 shares of Common Stock valued at $.001 per share.


     The following table sets forth certain information regarding stock option grants made to each of the Executive Officers named in the Summary Compensation Table during the fiscal year ended December 31, 1996.

                OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants
                   Options          Options Granted     Exercise or   Expiration
Name               Granted (#)(2)   to Employees        Base Price    Date
                                    in Fiscal Year      ($/sh)
Jan Wallace        150,000          7.50%               $1.00         04/09/99

Logan Anderson     150,000          7.50%               $1.00         04/09/99
                   255,000          12.75%              $1.00         10/04/99


LONG-TERM INCENTIVE AND PENSION PLANS

     The Company does not have any long-term incentive or defined benefit pension plans.

1995 INCENTIVE STOCK OPTION PLAN

     The Company has established the 1995 Incentive Stock Option Plan (the "Plan") for employees and directors of the Company. 2,000,000 shares of Common Stock are reserved for issuance under the Plan. At December 31, 1996, options to purchase all 2,000,000 shares had been granted. The Company also can grant non-qualified stock options under the Plan.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has an employment agreement with Jan Wallace expiring on December 31, 1998 providing for, among other things, Ms. Wallace to be paid $120,000 for the year ending December 31, 1997 and $132,000 for the year ending December 31, 1998. The employment agreement is subject to automatic one year renewals at the end of the then current term unless either the Company or Ms. Wallace provides notice that it or she does not wish to extend the term of the agreement. For each year that the employment agreement is extended, Ms. Wallace's salary will increase by 10% over the previous year.

     The Company has a consulting agreement with Logan Anderson expiring on December 31, 1998 providing for, among other things, Mr. Anderson to be paid $120,000 per annum. The consulting agreement is subject to automatic one year renewals at the end of the then current term unless either the Company or Mr. Anderson provides notice that it or he does not wish to extend the term of the agreement.

BOARD OF DIRECTOR COMPENSATION

     Effective February 1997, each director of the Company will receive $10,000 per annum for services rendered to the Company and, in addition, will receive $750 for each meeting attended ($250 for a telephonic meeting). Each Director will also receive $500 per day when on Company business. Each director is reimbursed for the reasonable expenses of attending meetings.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and greater than ten percent shareholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, no officer, director or greater than 10% shareholder has filed any of the required reports.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT.

     The following table sets forth, as of December 31, 1996, information regarding the beneficial ownership of the Company's Common Stock by each person known by the Company to own five percent or more of the outstanding shares, by each of the directors and officers, and by the directors and officers as a group. As of December 31, 1996, there were outstanding 12,158,900 shares of the Common Stock of the Company.


Name and Address of                       Amount of                  Percent of
Beneficial Owner                          Beneficial Ownership       Class
-------------------                       --------------------       ----------
Vickie T. Lucky
1613 Jimmie Davis Highway, Suite 1 & 2
Bossier City, LA 71112                    2,370,000                  19.5%

Brant Investments, Ltd.
Global Securities Service
BH Level Royal Bank Plaza
200 Bay Street
Toronto, Canada M5J255                    1,631,480                  13.4%

Harry Moll
Box 836
Georgetown
Grand Cayman, BWI                         1,770,000(1)               14.2%

Jan Wallace
6929 East Cheney
Paradise Valley, AZ 85253                 550,000(2)                 4.5%

Herb Capozzi
308-595 Howe Street
Vancouver, BC Canada                      100,000(3)                 0.8%

Logan Anderson
7373 North Scottsdale Road, #B-150
Scottsdale, AZ 85253                      940,000(4)                 7.5%

Florian Homm
Amselweg 7b
61462 Koningstein
Germany                                   200,000                    1.6%

Billy Means, Jr.
1613 Jimmie Davis Highway, Suite 1 & 2
Bossier City, LA 71112                    30,000                     0.2%

All Officers and Directors as a
Group (5 persons)                         1,820,000                  15.0%

(1) Includes 300,000 shares owned by SSM, Ltd., which is controlled by Mr. Moll and 270,000 options held by Mr. Moll.
(2)  Includes 150,000 options held by Ms. Wallace.
(3)  Includes 100,000 options held by Mr. Capozzi.
(4) Includes 100,000 shares owned by Amteck Management, Inc., which is controlled by Mr. Anderson and 405,000 options held by Mr. Anderson.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     Harry Moll was paid $120,000 by the Company for consulting services rendered to the Company during 1996. The Company currently has a consulting agreement with Mr. Moll effective as of January 1, 1997 and expiring on December 31, 1998 providing for, among other things, Mr. Moll to be paid $120,000 per annum. The consulting agreement is subject to automatic one year renewals at the end of the then current term unless either the Company or Mr. Moll provides notice that it or he does not wish to extend the term of the agreement.

     In order for the Company to fund its day to day operations, it was necessary to obtain a loan of $220,000 from a Canadian company. This loan was arranged through Mr. Moll and it was his collateral that was pledged to secure the loan. Of this $220,000 amount $20,000 is a fee and the remaining $200,000 represented cash advanced to the Company. The loan was repaid during the year ended December 31, 1996, and a total of 40,000 shares of Common Stock were issued in connection with the repayment of the loan.

     Florian Homm, Director, is Managing Partner of Value Management and Research GmbH in Germany ("VMR"). VMR owns $92,500 of convertible debt issued by the Company in 1996.

     Amteck Management, Inc. ("Amteck"), controlled by Logan Anderson, received $92,000 in 1996 for rent and administrative services. The Company is provided with office space and other management services on a month-to-month basis by Amteck. The Company paid $600 per month to Amteck for rent beginning in March 1996. Other fees are paid to Amteck based on services received.


Due From                       Amount        Interest Rate     Due Date
------------------------       --------      -------------     --------

Officer of P&H                 $30,000       0%                June, 1997
Officers of Micro              105,000       0%                December 31, 1997
Claire Technologies, Inc.(1)   375,000       10%               November 1, 1997

(1) Also convertible to Claire Technologies, Inc. common stock at $.20 per share. Claire will also issue 100,000 shares of its restricted common stock. Beginning February 28, 1997 and every three months thereafter, Claire will issue an additional 100,000 shares if the loan is still outstanding. The loan is payable November 1, 1997 and if not paid by that date Claire will pay an additional 500,000 common (restricted) shares. Claire will have 30 days grace to remedy the payment, and the loan will be payable on demand thereafter. Claire has some of the same officers and directors as the Company.

ITEM 13.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM
8-K.

(a) The following financial statements, financial statement schedules and supplementary data are included:

                                                                        Page
     Independent Auditor's Report                                       F-1

     Financial Statements:

     Consolidated Balance Sheets - December 31, 1996 and 1995.          F-2

     Consolidated Statements of Operations - Years Ended
        December 31, 1996, 1995, and 1994.                              F-4

     Consolidated Statement of Changes in Stockholders'
        Equity - Years Ended December 31, 1996 and 1995.                F-5

     Consolidated Statements of Cash Flows - Years Ended
        December 31, 1996, 1995, and 1994.                              F-6

     Notes to Financial Statements                                      F-7

     The following exhibits are included:

(3)(i)    Articles of Incorporation are incorporated by reference.
   (ii)   By-Laws are incorporated by reference.

(4)(ii)   Instruments defining the rights of holders of long-term debt  17
    (iii) Copies of indentures qualified under the Trust
          Indenture Act of 1939                                         19

(21)      Subsidiaries of the registrant                                23
(27)      Financial Data Schedule

(b)       Reports on Form 8-K.

     No reports on Form 8-K were filed during the fourth quarter of 1996. A Form 8-K/A was filed on November 14, 1996 and another Form 8-K/A was filed on December 17, 1996 to provide further information not originally included in the 8-K filing dated August 27, 1996 relating to the acquisition of Genesis. The information filed included audited financial statements of Genesis for 1996, 1995, and 1994.

                           SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

     DYNAMIC ASSOCIATES, INC.

Date:     April 15, 1997                  By:    /s/ Jan Wallace
                                          Jan Wallace, President and Director

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date:     April 15, 1997                  By:   /s/ Jan Wallace
                                          Jan Wallace, President and Director

Date:     April 15, 1997                  By:   /s/ Logan Anderson
                                          Logan Anderson, Secretary/Treasurer
                                             and Director

Date:     April 15, 1997                  By:   /s/ Herb Capozzi
                                          Herb Capozzi, Director

Date:     April 15, 1997                  By:   /s/ Billy Means
                                          Billy Means, Director

Date:     April 15, 1997                  By:   /s/ Florian Homm
                                          Florian Homm, Director